Exhibit 10.1

PURCHASE ORDER
	P.O. No.	NVS
	Date	2/26/2025
NOVA FURNITURE LIMITED

Vendor:	Ship To:
_________________	Nova Furniture Limited (Samoa)
___________________.	No 8, Jalan budi 19, Taman Industri, Wawasan 83000, Batu Pahat, Johor

Ready Date	Request ETD	ETA	Ship Via

Order Type	Customer PO No.	Vendor Reference No.
STANDARD

Qty	SKU	Description	Total Cuft	Unit Cost	Amount
				$	$
				$	$

				Total	$

Nova Furniture Limited (Samoa) Representative	Nova Lifestyle Inc. Representative Signature	Vendor Representative

Remark:

Terms and Conditions

1) Payment: Payment is due within 30 days of the invoice date. For this invoice, payment will be made through the transfer of common stock of Nova Lifestyle, as stated in the agreement.

2) Price: The total price of this order is US$____ and Parties agree that such price shall be paid by the buyer in _____ shares of common stock of Nova Lifestyle at the price of US$(0.65)per share with the total value of which is equivalent to the purchase price of the order.

3) Delivery of Services: Services will be delivered in accordance with the agreed timelines and terms. Any delays due to buyer-side actions or omissions will extend the completion date.

4) Ownership: The ownership of any products or services remains with _______ until full payment is made, including the stock transfer.

5) The Seller hereby acknowledges that the Shares are not registered with SEC and shall be restricted and may not be sold, transferred, exchanged, pledged, redeemed or otherwise disposed of for the holding period required in accordance with the requirement of Regulation S and Rule 144. The Shares will be acquired hereunder by _________ (the “Seller”) solely for the account of the Seller, for investment, and not with a view to the resale or distribution thereof.

6) The Seller is aware that an investment in the shares of Nova Lifestyle, Inc. (“NVFY”) is highly speculative and that there can be no assurance as to what, if any, return the Seller may realize in connection with the transaction. The Seller is aware of NVFY’ business affairs, business plans and financial condition, and has made its own evaluation of the merits and risks of the proposed transaction and of the advisability of the transaction. The Seller is aware that the NVFY is subject to a high degree of risk that could result in the loss of the Seller’s investment in part or in whole.

7) The Seller has experience as an investor in securities of companies and acknowledges that the Seller is able to fend for itself, can bear the economic risk of its investment in the Shares and has such knowledge and experience in financial or business matters that the Seller is capable of evaluating the merits and risks of, and protecting the Seller’s own interests in connection with, the transaction and its investment in the Shares.

8) The Seller has had full access to all of the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares to be acquired under this order. The Seller further has had an opportunity to ask questions and receive answers from NVFY and to obtain additional information necessary to verify any information furnished to the Seller or to which the Seller had access. The Seller has had access to the NVFY’s publicly filed reports with the SEC and has been furnished during the course of the transactions.